Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler	212-554-5469
520-747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports 2011 Results

Highlights:

•	Revenue increased approximately 7.2% in 2011 to a record $943 million

•	Diluted EPS was $0.22 for the fourth quarter; $1.27 for the full year

•	Cash from operations totaled $31.0 million for 2011

•	Total debt reduction was approximately $31.8 million in 2011

TUCSON, ARIZONA –March 14, 2012 — The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the fourth quarter and year ended December 31, 2011, which were in line with guidance provided on February 15, 2012.

Fourth Quarter 2011 Results

For the fourth quarter of 2011, the Company reported revenue of $244.3 million, an increase of 11.4% from $219.3 million in the comparable period in 2010. Revenue from Providence’s non-emergency transportation (NET) services segment grew 13.4% to $154.6 million in the fourth quarter from $136.3 million in the prior year period. Revenue from the social services segment increased 8.1% to $89.8 million, up from $83.0 million in the fourth quarter of 2010. Revenue growth benefitted from new NET contract wins, a June 2011 acquisition and organic growth.

Net income was $3.0 million, or $0.22 per diluted share, in the fourth quarter of 2011 compared to net income of $4.3 million, or $0.33 per diluted share, in the fourth quarter of 2010. Included in the fourth quarter of 2011 was an unanticipated $1.1 million expense in the NET insurance captive. This captive ceased to write auto insurance policies in 2011.

Providence’s direct client census was approximately 61,000 at December 31, 2011 compared to 58,100 at December 31, 2010. The Company had approximately 11.3 million individuals eligible to receive services under its NET contracts at December 31, 2011 compared to approximately 8.2 million at December 31, 2010. Direct contracts numbered 709 at December 31, 2011 up from 704 at December 31, 2010.

Full-Year 2011 Results

For the full year, the Company reported revenue of $943.0 million, an increase of 7.2% from $879.7 million in 2010. Revenue from Providence’s NET services segment grew 8.1% to $581.5 million in 2011 from $537.8 million in the prior year period. Revenue from the social services segment increased 5.7% to $361.4 million in 2011, up from $341.9 million in 2010.

Net income was $16.9 million, or $1.27 per diluted share, in 2011 and included a non-cash charge of approximately $2.5 million, or $0.11 per share, related to the write-off of unamortized deferred financing fees of the Company’s senior credit facility. In addition there was a gain of $2.7 million, or $0.20 per share, from a June 2011 acquisition due to the net assets acquired exceeding the purchase price of the business. Also impacting 2011 net income were start-up costs related to new and expanded LogistiCare contracts. In 2010, net income was $23.6 million, or $1.78 per diluted share, and benefited from favorable NET utilization trends.

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64 E. Broadway Blvd. • Tucson, Arizona 85701 •Tel 520/747-6600 •Fax 520/747-6605 •www.provcorp.com

Providence Service Corporation

At December 31, 2011, the Company had unrestricted cash and cash equivalents of $43.2 million. During 2011, the Company generated a total of $31.0 million in cash from operations. At December 31, 2011, the Company had long term liabilities of $163.1 million, down from $184.5 million at December 31, 2010.

“We are pleased to have completed 2011 with such strong performance in our LogistiCare division having won five of five new state contracts and retaining eight of nine incumbent contracts,” stated Fletcher McCusker, Chairman and CEO. “This is truly a testament to our experienced management team, dedicated employees and track record of performance. While we will experience some start up expenses in the first two quarters of 2012 and could see delays in the start up of new contracts, we have no capitated state NET incumbent contracts up for rebid in 2012.”

“On the social services side, we believe we are positioned to continue to benefit from recent trends that favor the privatization and home and community based provision of our services. Organic growth is anticipated to continue through 2013 when health care reform legislation, if not repealed, has the potential to make community based services mandatory and could significantly increase eligible Medicaid members.”

“While we anticipate challenges from time to time, we remain bullish on our ability to continue to grow and win new business. We will also continue to deleverage our balance sheet and look for opportunities to further diversify our service offerings,” Mr. McCusker concluded.

Guidance

Providence anticipates revenue for the first quarter of 2012 to be in a range of $240 to $255 million, with diluted earnings per share forecasted to be between $0.20 and $0.22. This includes the expected impact of start up costs in New York City and Dallas, Texas and higher than normal utilization due to the absence of any weather related impact on trips. This compares to revenue of $228 million and diluted earnings per share of $0.34 per diluted share, in the first quarter of 2011, which included a non-cash charge of approximately $2.5 million, or $0.11 per share, related to the write-off of unamortized deferred financing fees.

For the full year 2012, Providence anticipates revenue to be approximately $1.0 billion with diluted earnings per share of approximately $1.22. In addition, the Company anticipates its tax rate to be 42.5%.

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (9:00 a.m. MDT and 8:00 a.m. Arizona and PDT) Thursday, March 15, 2012, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (866) 383-8008 or for international callers (617) 597-5341 and by using the passcode 98069542. A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until March 22, 2012 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 17511087.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence is different from many of its competitors in that it provides its social services primarily in the client’s own home or in community based settings versus treatment facilities or hospitals and provides its NET management services through local transportation providers rather than owning its own fleet of vehicles. The Company provides a range of services through its direct entities to approximately 61,000 clients through 709 active contracts at

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Providence Service Corporation

December 31, 2011, with an approximate 11.3 million individuals eligible to receive the Company’s non-emergency transportation services. Combined, the Company has an approximately $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Revenues:
Home and community based services	$78,297	$70,675	$314,556	$292,735
Foster care services	8,686	8,710	34,204	35,548
Management fees	2,770	3,618	12,679	13,638
Non-emergency transportation services	154,559	136,263	581,541	537,776

	244,312	219,266	942,980	879,697

Operating expenses:
Client service expense	78,217	70,097	304,407	289,152
Cost of non-emergency transportation services	143,531	123,000	539,417	474,128
General and administrative expense	11,833	11,721	48,861	46,461
Depreciation and amortization	3,677	3,224	13,656	12,652

Total operating expenses	237,258	208,042	906,341	822,393

Operating income	7,054	11,224	36,639	57,304

Other (income) expense:
Interest expense	1,940	3,893	10,206	16,268
Loss on extinguishment of debt	—	—	2,463	—
Gain on bargain purchase	—	—	(2,711)	—
Interest income	(44)	(67)	(204)	(256)

Income before income taxes	5,158	7,398	26,885	41,292
Provision for income taxes	2,204	3,063	9,945	17,665

Net income	$2,954	$4,335	$16,940	$23,627

Earnings per share:
Basic	$0.22	$0.33	$1.28	$1.79
Diluted	$0.22	$0.33	$1.27	$1.78

Weighted-average number of common shares outstanding:
Basic	13,256,524	13,213,262	13,242,702	13,194,226
Diluted	13,336,903	13,317,370	13,321,609	14,964,516

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Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$43,184	$61,261
Accounts receivable, net of allowance of $5.8 million in 2011 and $5.3 million in 2010	87,163	76,112
Management fee receivable	3,537	5,840
Other receivables	1,601	3,930
Restricted cash	4,654	7,314
Prepaid expenses and other	15,989	15,478
Deferred tax assets	1,965	1,633

Total current assets	158,093	171,568
Property and equipment, net	28,563	16,401
Goodwill	113,737	113,783
Intangible assets, net	59,474	66,442
Restricted cash, less current portion	10,882	9,080
Other assets	8,304	9,659

Total assets	$379,053	$386,933

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term obligations	$10,000	$18,113
Accounts payable	4,461	2,888
Accrued expenses	30,654	33,551
Accrued transportation costs	47,657	41,869
Deferred revenue	2,194	5,374
Reinsurance liability reserve	11,921	11,898

Total current liabilities	106,887	113,693
Long-term obligations, less current portion	140,493	164,190
Other long-term liabilities	9,740	8,721
Deferred tax liabilities	12,910	11,580

Total liabilities	270,030	298,184
Commitments and contingencies
Stockholders’ equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 13,621,951 and 13,580,385 issued and outstanding (including treasury shares)	14	14
Additional paid-in capital	176,172	172,540
Retained deficit	(61,561)	(78,501)
Accumulated other comprehensive loss, net of tax	(1,128)	(881)
Treasury stock, at cost, 623,576 and 619,768 shares	(11,435)	(11,384)

Total Providence stockholders’ equity	102,062	81,788
Non-controlling interest	6,961	6,961

Total stockholders’ equity	109,023	88,749

Total liabilities and stockholders’ equity	$379,053	$386,933

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(UNAUDITED)

	Year ended
	December 31,
	2011	2010
Operating activities
Net income	$16,940	$23,627
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,921	4,953
Amortization	7,735	7,699
Amortization of deferred financing costs	1,695	2,446
Loss on extinguishment of debt	2,463	—
Gain on bargain purchase	(2,711)	—
Provision for doubtful accounts	3,131	4,899
Deferred income taxes	(530)	1,369
Stock based compensation	3,675	1,694
Excess tax benefit upon exercise of stock options	(17)	(66)
Other	645	88
Changes in operating assets and liabilities:
Accounts receivable	(9,019)	29
Management fee receivable	2,302	1,320
Other receivables	2,334	97
Restricted cash	(80)	5
Prepaid expenses and other	(680)	(3,388)
Reinsurance liability reserve	(431)	1,512
Accounts payable and accrued expenses	(5,342)	(906)
Accrued transportation costs	5,788	961
Deferred revenue	(3,179)	(3,011)
Other long-term liabilities	398	697

Net cash provided by operating activities	31,038	44,025
Investing activities
Purchase of property and equipment, net	(11,306)	(10,266)
Acquisition of businesses, net of cash acquired	(4,889)	—
Restricted cash for contract performance	1,692	(2,304)
Purchase of short-term investments, net	(113)	(120)

Net cash used in investing activities	(14,616)	(12,690)
Financing activities
Repurchase of common stock, for treasury	(51)	—
Proceeds from common stock issued pursuant to stock option exercise	56	471
Excess tax benefit upon exercise of stock options	17	66
Proceeds from long-term debt	115,000	—
Repayment of long-term debt	(146,811)	(21,909)
Debt financing costs	(2,651)	(61)
Capital lease payments	(15)	(13)

Net cash used in financing activities	(34,455)	(21,446)

Effect of exchange rate changes on cash	(44)	215

Net change in cash	(18,077)	10,104
Cash at beginning of period	61,261	51,157

Cash at end of period	$43,184	$61,261

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